STEBEN SELECT MUTLI-STRATEGY FUND

STEBEN SELECT MULTI-STRATEGY MASTER FUND

STEBEN ALTERNATIVE INVESTMENT FUNDS

CODE OF ETHICS

July 18, 2013

1.	Statement of General Principles

Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act”) require, among other things, registered investment companies to adopt, implement, and enforce a written code of ethics.  This Code of Ethics (this “Code”) has been adopted by Steben Select Multi-Strategy Fund, Steben Select Multi-Strategy Master Fund and Steben Alternative Investment Funds (the “Funds”) in accordance with the requirements of the 1940 Act.  The terms and provisions of this Code apply to all trustees, officers, employees and other Access Persons of the Funds.

This Code reflects the principle that all trustees and employees of the Funds owe an overarching fiduciary duty of care, loyalty, honesty and good faith to shareholders of the Funds.  As part of this fiduciary duty, trustees and employees of the Funds must place the best interests of shareholders of the Funds first.  In addition, all personal securities transactions of trustees and employees of the Funds must be conducted in accordance with the provisions of the Code and in such a manner as to avoid any conflict of interest with the Funds.

Trustees and employees of the Funds must comply with all applicable federal securities laws.  No trustee or employee of the Funds may engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any shareholder of the Funds.

2.	Definitions

“Access Persons” means (1) the Funds’ trustees and officers, and (2) any Advisory Persons.

“Advisory Persons” means (1) any trustee, director, officer, or employee of a Fund or Steben & Company, Inc. (“SCI”) (or any person in a control relationship to a Fund or SCI) who, in connection with his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of securities by a Fund, or whose functions relate to making any recommendations with respect to such purchases or sales, and (2) any natural person in a control relationship to a Fund or SCI who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of securities by such Fund.

“Beneficial Ownership” as to a Security generally means the power to purchase or sell the Security and/or the power to exercise the voting rights (if any), appurtenant to that Security. You should consider yourself to be the beneficial owner of all Securities held or owned by your spouse, minor children or relatives who share the same house with you, an estate for your benefit and/or a trust as to which you are a trustee or you are the grantor and have the power to revoke the trust without the consent of the beneficiaries

“Covered Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; provided, however, that the term “Covered Security” shall not include:

a.	Direct obligations of the U.S. government
b.	Bankers’ acceptances
c.	Bank certificates of deposit
d.	Commercial paper
e.	Repurchase agreements
f.	High quality, short-term debt instruments
g.	Shares issued by open-funds

“Restricted Trading List” means the list of Securities maintained by SCI as to which certain trading limitations are applicable (as specified below).

3.	Holdings Reports; Quarterly Transaction Reports

a.	All Access Persons shall submit an Initial Holdings Report no later than 10 days after the Person becomes an Access Person, and shall submit updated Holdings Reports on an annual basis thereafter. The information contained therein must be current as of a date no more than 45 days prior to the date the person becomes an Access Person submits the Holdings Report.

b.	All Access Persons must report on a quarterly basis all transactions in Securities as a result of which such Person has, or by virtue of such transaction acquires, Beneficial Ownership of said Security(s), no later than 30 days after the end of the calendar quarter.

c.	All Access Persons must report on an annual basis the following information (which information must be current as of a date no more than 45 days before the report is submitted):

The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and The date that the report is submitted by the Access Person

d.	Access Persons are not required to report transactions in Securities under the following circumstances and/or conditions:

(i)	Purchases or sales affected in any account over which the person does not have direct or indirect influence or control;
(ii)	A director of a Fund who is not an “interested person” of the Fund;
(iii)	Purchases that are part of an automatic dividend reinvestment plan; or

e.	Provided that the Access Person complies with the requirement, set forth in Section 4, below, to direct his or her broker to send duplicate statements to SCI’s Compliance Department, and provided further that said broker(s) complies with this direction, all Access Persons are relieved of their obligation to file quarterly transaction reports pursuant to Section 3b, above.

4.	Duplicate Statements; Account Opening Procedures

a.	All Access Persons must authorize his/her broker(s) to transmit to SCI’s Compliance Department a duplicate copy of statements for all the person’s brokerage accounts, whether existing currently or established in the future. The duplicate statements should be addressed as follows:

Steben & Company, Inc.

Compliance Department/Personal and Confidential

9711 Washingtonian Blvd., Suite 400

Gaithersburg, MD 20878

b.	When any Access Person opens a securities or futures brokerage account, or whenever a person with an existing brokerage account becomes associated with SCI, the person in question must notify the Compliance Department regarding said account(s). A letter will be sent to the broker-dealer involved, authorizing him or her to maintain the account, and requesting that duplicate statements be mailed to SCI’s Compliance Department.

c.	New information with respect to existing brokerage accounts maintained by Access Persons, including any changes, amendments or closures, must be promptly reported to SCI’s Compliance Department upon occurrence.

5.	Fund Trustees

Notwithstanding Section 3 and 4 above, trustees of the Funds who are not “interested persons” of the Funds under the 1940 Act are not required to submit the following reports solely by reason of being a Trustee of the Funds:

a.	annual personal holdings disclosure forms; and

  b. quarterly transaction reports, unless the Trustee knew, or in the ordinary course of fulfilling his or her official duties as Trustee should have known, that during the 15-day period immediately before or after the Trustee’s transaction in a security, a Fund purchased or sold the security, or a Fund or SCI considered purchasing or selling the security.

6.	Review and Monitoring

a.	Personal trading by Access Persons involving Securities shall be monitored periodically by SCI’s Compliance Department.

b.	The personal trading activities of SCI’s Compliance Department personnel shall be monitored by SCI’s President (or his/her designee).

7.	Restricted Trading List

a.	SCI shall place Securities issued by any company as to which the firm or its personnel have (or are likely to have), access to confidential information as a result of their SCI-related responsibilities that is (or is likely to be) material to the price or trading status of said company’s securities, or the SCI Restricted Trading List.

b.	For each Security (if any), on the firm’s Restricted Trading List, no SCI Personnel proposing to purchase or sell any such Security in which he or she has, or by reason of such transaction would acquire, Beneficial Ownership, may carry out said proposed transaction unless her or she has notified and received prior written approval for said transaction from SCI’s Compliance Department.

8.	Pre-Clearance of Personal Securities Transactions in Private Placements and Initial Public Offerings

All proposed purchases of Securities in initial public offerings or private placements by Advisory Personnel must receive prior written approval of the Compliance Department.

9.	Confidentiality

a.	All trade confirmations, account statements and personal investment information shall be kept in confidence.

b.	Notwithstanding Section 7a, however, said materials will be made available for inspection by the Board of Directors of SCI and by any regulatory agency with jurisdiction over SCI.

10.	Recordkeeping

The Chief Compliance Officer will maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Advisory Personnel of securities. SCI will keep the following records and make them available to the Commission upon request:

a.	A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect;

b.	A record of any violation of the code of ethics, and of any action taken as a result of the violation;

c.	A copy of each report made by an Access Person;

d.	A record of all persons, currently or within the past five years, who are or were required to make reports, or who are or were responsible for reviewing these reports; and

11.	Violations of the Code

a.	Chief Compliance Officer (or his/her designee), will report any violations to the Board of Trustees.

b.	With respect to any violation of the Code determined to have occurred, the Chief Compliance Officer (or his/her designee), may take such preventive, remedial, or other action that he/she may deem appropriate.

c.	Sanctions may include termination of the employee, a fine, and/or disgorgement of any profits received from a transaction done in violation of the Code.